Exhibit 99.1

News Release

Chiquita Contacts:
Investors:        Monique Wise, 513-784-8935, mwise@chiquita.com
News Media:   Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

Seneca Contact:
Kraig Kayser, 315-926-4284, kkayser@senecafoods.com

CHIQUITA BRANDS INTERNATIONAL COMPLETES SALE
OF VEGETABLE CANNING SUBSIDIARY TO SENECA FOODS

     CINCINNATI – May 27, 2003 – Chiquita Brands International, Inc. (NYSE: CQB) today completed the previously announced sale of its vegetable canning subsidiary, Chiquita Processed Foods LLC, to Seneca Foods Corporation (NASDAQ: SENEA; SENEB).

     The purchase price paid to Chiquita was $110 million in cash and approximately 968,000 shares of Seneca preferred stock that will be convertible into an equal number of shares of Seneca series A common stock, which closed on the NASDAQ at $16.65 per share today. Seneca also assumed Chiquita Processed Foods’ debt, which was $88 million at March 31, 2003. Chiquita will use the sale proceeds primarily to reduce debt.

     Seneca Foods is primarily a vegetable processing company with manufacturing facilities located throughout the United States. Its products are sold under the Libby’s®, Aunt Nellie’s Farm Kitchen® and Seneca® labels as well as through the private label and industrial markets. In addition, under an alliance with General Mills Operations, Inc., a successor to the Pillsbury Co. and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables which are sold by General Mills Operations, Inc. under the Green Giant® label. Additional information is available on the company’s web site at www.senecafoods.com.

     Chiquita Brands International is a leading global marketer, producer and distributor of high-quality fresh and processed foods. The company’s Chiquita Fresh division is one of the largest banana producers in the world and a major supplier of bananas in North America and Europe. Sold primarily under the premium Chiquita® brand, the company also distributes and markets a variety of other fresh fruits and vegetables. For more information, visit the company’s web site at www.chiquita.com.

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